CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of Stadion Investment Trust and to the use of our report dated July 24, 2013 on the Stadion Managed Portfolio, Stadion Core Advantage Portfolio, Stadion Olympus Fund, Stadion Trilogy Fund, Stadion Tactical Income Fund, and Stadion Market Opportunity Fund's (each a series of shares of beneficial interest in the Stadion Investment Trust) financial statements and financial highlights.   Such financial statements and financial highlights appear in the May 31, 2013 Annual Report to Shareholders that is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania
September 26, 2013